Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2018, with respect to the consolidated balance sheet of MuleSoft, Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2017 and 2016, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

July 22, 2019